FILED PURSUANT TO RULE 424(b)(3) SEC FILE NO. 333-82063

PROSPECTUS SUPPLEMENT No. 2
(To Prospectus dated July 13, 1999)
DATED JANUARY 11, 2002

14,106,443 Common Shares
1,400,000 Shares of 8.00% Series F Cumulative Redeemable Preference Shares
2,600,000 Shares of 8.625% Series H Cumulative Redeemable Preference Shares

    This prospectus supplement relates to the offer and sale from time to time by the selling shareholders of our common stock issuable upon the redemption of units of limited partnership interest in Duke Realty Limited Partnership (formerly known as Duke-Weeks Realty Limited Partnership), if and to the extent that such selling shareholders redeem their units and we elect to issue shares of common stock in exchange for these units.

    This prospectus supplement amends and supplements, and should be read in conjunction with, the prospectus dated July 13, 1999 and prospectus supplement No. 1 dated October 15, 2001, both of which are to be delivered with this prospectus supplement.

    The Selling Shareholder table, appearing under the heading "Selling Shareholders" in the accompanying prospectus, is amended and supplemented by the information in the table below.

Name	Number of Common Shares Offered Hereby
A. Ray Weeks, Jr (1)	130,612
Weeks Investments LLC (2)	1,750,545

(1)
The units pursuant to which these shares may be issued were acquired by a transfer from ARW Unitholdings LLC to named individual.

(2)
The units pursuant to which 1,080,407 of the shares may be issued were acquired by a transfer from the following individuals/entities to Weeks Investments LLC:

ARW Unitholdings LLC	293,103
DWF Unitholdings LLC	136,854
Forrest Robinson	19,925
FR Unitholdings LLC	19,925
HBW Unitholdings LLC	112,503
Helen B. Weeks	67,729
JPW Unitholdings LLC	165,456
MLW Unitholdings LLC	157,353
PLW Unitholdings LLC	107,559

Total	1,080,407